EXHIBIT 10.18

GENERAL RELEASE AND SETTLEMENT AGREEMENT

This General Release and Settlement Agreement (hereinafter “Agreement”) is made and entered into in Milpitas, California by and between Robert Coackley (hereinafter “COACKLEY”) and Larscom Incorporated (hereinafter “COMPANY”) as of July 1, 2001. (COACKLEY and COMPANY are sometimes hereinafter referred to collectively as the “Parties.”)

RECITALS

A.    COACKLEY has resigned, effective July 1, 2001, from all his positions as Chief Executive Officer, President, Director, officer and employee of COMPANY and all its subsidiaries and affiliates;

B.    As of July 1, 2001, COACKLEY held options under COMPANY’s Stock Incentive Plan to purchase 900,000 shares of COMPANY’s common stock (“Options”). As of July 1, 2001, COACKLEY had acquired vested interests in 404,860 of such Options (the “Vested Options”), and had not yet acquired vested rights in 495,140 of such Options (the “Unvested Options”). Of the Vested Options, 48,000 are incentive stock options and have an exercise price of $3.125 per share, 212,416 are non-qualified stock options and have an exercise price of $3.125 per share, and 144,444 are non-qualified stock options and have an exercise price of $4.80 per share.

C.    COACKLEY and COMPANY wish to resolve permanently and amicably any and all disputes arising or which may ever arise out of COACKLEY’s employment with COMPANY.

NOW, THEREFORE, for and in consideration of the mutual agreements contained in the following paragraphs, COMPANY and COACKLEY agree as follows:

1.    COACKLEY Benefits.

1.1    Compensation for Employment. COMPANY agrees to pay to COACKLEY all of his wages (including accrued and unused vacation time) accrued through July 1, 2001 by no later than July 2, 2001. COACKLEY agrees that payment on such date is sufficiently timely. The parties agree that this amount is $35,092.32 for accrued and unused vacation time and $6,153.85 for other wages, each before applicable tax withholding. (These amounts do not include the $12,307.70, before applicable tax withholding, which COACKLEY received on the regular June 28, 2001 payday.)

Except as expressly provided in this Section 1, COACKLEY hereby waives and renounces any and all other amounts which are or may become due to him under his employment agreement letter dated May 12, 1999, and under any other written or oral compensation arrangement.

COACKLEY acknowledges that effective upon his employment termination he will be unable to continue his participation in COMPANY’s 401(k) plan or employee stock purchase plan or, except as allowed by COBRA or as specified in this Agreement, any other COMPANY perquisite, employee benefit plan or fringe benefit plan.

1.2    Additional Benefits. COMPANY agrees to give to COACKLEY the following consideration, which the Parties acknowledge COACKLEY would not be entitled to receive but for this Agreement:

a.    COMPANY shall pay to COACKLEY, immediately after the 7-day period described in Section 20 of this Agreement, a lump sum equal to $160,000 (less applicable tax withholding).

b.    COMPANY shall to pay COACKLEY, in arrears on COMPANY’s regular paydays, severance pay at a rate of $320,000 per annum (less applicable tax withholding) from January 1, 2002 until the earlier of June 30, 2002 or the date COACKLEY begins any new regular full-time employment or equivalent service (the “Severance End Date”). “Equivalent service” means a consulting arrangement which is, in terms of time required, nature of duties, level of compensation, and intended/expected permanence, tantamount to regular full-time employment.

        c.    COMPANY shall continue COACKLEY’s and his eligible dependents’ coverage in COMPANY’s group medical and dental insurance plans through July 1, 2002. This continuation is subject to COACKLEY paying to COMPANY, on or before each of COMPANY’s regular paydays, an amount corresponding to the employee portion of the premiums for such coverage, which COACKLEY would have had to pay with respect to such coverage if he were in fact an employee during such period. If COACKLEY so requests in writing, COMPANY shall arrange for such payments to be made, between January 1, 2002 and the Severance End Date, by withholding from Section 1.b severance payments. Before July 1, 2002, COMPANY shall provide COACKLEY with forms by which he may, at his own discretion, expense and risk, maintain his and his eligible dependents’ participation in COMPANY’s group medical and dental insurance plans pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) if he timely elects to do so, for up to the full term allowed him by COBRA. COMPANY shall provide reasonable cooperation with any effort by COACKLEY to assert that such full term extends to January 1, 2004. Nothing herein shall limit the right of COMPANY to change the provider and/or the terms of its group medical and/or dental insurance plan at any time hereafter. In addition, COMPANY shall continue all of COACKLEY’s other employee benefits (other than those which by their nature cannot be provided to non-employees) in effect immediately before July 1, 2001, until the Severance End Date or December 31, 2001, whichever is later. For avoidance of doubt: COACKLEY’s automobile allowance and company-paid life insurance shall be so continued.

d.    COMPANY shall pay an amount not to exceed $15,000 for outplacement services commenced before July 1, 2002, with a service provider selected by COACKLEY and approved by the Compensation Committee of COMPANY’s Board of Directors, which approval shall not be unreasonably withheld.

e.    The Vested Options shall be amended so that all the Vested Options shall remain exercisable until the earlier of a Corporate Transaction or October 1, 2002. The Parties acknowledge and agree that none of the Unvested Options shall ever become exercisable or ever vest, and that COACKLEY does not hold or have any right to receive any other COMPANY stock options, or have any right to receive any other COMPANY stock.

2.    Non-disparagement. The Parties acknowledge that COMPANY’s policy with respect to references is to solely give dates of service. COMPANY shall continue this policy with respect to reference requests on behalf of COACKLEY. COMPANY agrees not to make any statements (either as fact or opinion) about COACKLEY which are negative or disparaging. COACKLEY further agrees not to make any statements (either as fact or opinion) which are negative or disparaging about COMPANY, any affiliated company, any of their respective strategic partners, or any of their respective products or services, market position, performance, officers, directors or employees. Notwithstanding the foregoing, if a Party is subpoenaed to give testimony, he or it shall not be prevented from giving truthful testimony.

3.    Definition of “Claims.” For purposes of this Agreement, “Claims” shall mean any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, losses, settlements, judgments, costs, or expenses of any nature whatsoever, whether known or unknown, fixed or contingent, which heretofore have existed or now exist or may in the future exist; provided, however, that “Claims” shall not include matters relating to COACKLEY’s rights to:

a.    unemployment or any state disability insurance benefits pursuant to the terms of applicable state law;

b.    workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund of the COMPANY;

c.    continue participation in certain of the COMPANY’s group benefit plans pursuant to the terms and conditions of COBRA;

d.    any benefit entitlements vested as of July 1, 2001, pursuant to written terms of any COMPANY employee benefit plan;

e.    arising out of the Vested Options (as amended herein); and

f.    arising under any written indemnification agreement or the indemnification provisions of COMPANY’s certificate of incorporation, bylaws or other similar corporate documents or any indemnification otherwise provided by law;

and provided further that “Claims” shall not include matters relating to COACKLEY’s rights under or arising out of this Agreement.

4.    COACKLEY Release.

a.    Release. For himself and for his relatives, spouse, legal representatives, agents, attorneys, heirs, executors, administrators, assigns and affiliates, past and present and future, and each of them, COACKLEY hereby fully and forever releases and discharges the COMPANY Releasees with respect to any and all Claims which COACKLEY now has or may hereafter have against the COMPANY Releasees, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of time to July 1, 2001 (after his resignation). (It is expressly agreed that COACKLEY’s rights under the agreements, instruments and laws expressly identified in Section 3 as not being part of “Claims” are not released hereunder.) The “COMPANY Releasees” are COMPANY and each of COMPANY’s present and former shareholders, parents, subsidiaries, related entities, predecessors, successors, officers, directors, employees, agents, attorneys, partners, affiliates and assigns (collectively with COMPANY, the “Primary COMPANY Releasees”), and each of them, and the Primary COMPANY Releasees’ spouses, relatives, heirs, executors, administrators, legal representatives, officers, directors, employees, agents, attorneys, predecessors, successors, assigns, shareholders, partners, parents, subsidiaries, related entities and affiliates, past and present, and all persons acting by, through, under, or in concert with them, or any of them. The Parties specifically understand, acknowledge and agree that this is a full and final release, applying to all of COACKLEY’s Claims, whether known or unknown, against the COMPANY Releasees, or any of them. COACKLEY understands and agrees that COACKLEY is waiving any rights COACKLEY may have had, now has, or in the future may have to pursue any and all remedies available to COACKLEY under (among other things) any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, infliction of emotional distress, defamation, breach of the covenant of good faith and fair dealing, misrepresentation, claims under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Older Workers’ Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family Medical Leave Act, the California Labor Code, the California Government Code, and

any other laws and regulations relating to employment or employment discrimination. COACKLEY hereby expressly and voluntarily waives all rights or benefits that COACKLEY might otherwise have under the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows, and under all federal, state and/or common-law statutes or principles of similar effect:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

This Agreement is in full accord, satisfaction and discharge of all of COACKLEY’s Claims against the COMPANY Releasees, or any of them. This Agreement has been executed with the express intention of effectuating the full and final extinguishment of all such Claims.

b.    No Suit or Cooperation. COACKLEY represents, warrants, covenants and agrees that COACKLEY will not, at any time hereafter, initiate, assign, maintain or prosecute, or knowingly aid in the initiation, assignment, maintenance or prosecution of any action, claim, demand or cause of action against the COMPANY Releasees, or any of them (or against any other person or entity, if such action, claim, demand or cause of action materially adversely affects or might materially adversely affect the COMPANY), arising from, or relating to, or in any way connected with any matter which occurred before today (including without limitation all Claims. COACKLEY further represents and warrants that neither COACKLEY nor COACKLEY’s relatives, spouse, legal representatives, agents, attorneys, assigns or affiliates, past or present, has instituted any action or claim against the COMPANY Releasees, or any of them, with respect to any matter. COACKLEY agrees that if COACKLEY violates this Section 4.b in any manner or in any manner asserts against the COMPANY Releasees, or any of them, any of the Claims released hereunder, then COACKLEY will pay to the COMPANY Releasees, and each of them, in addition to any other damages caused to the COMPANY Releasees thereby, all attorneys’ fees incurred by the COMPANY Releasees in defending or otherwise responding to said action, etc. or Claim.

c.    No Prior Assignments. COACKLEY represents and warrants that there has been no assignment or other transfer of any interest in any Claim which COACKLEY may have against the COMPANY Releasees, or any of them, and COACKLEY agrees to defend, indemnify and hold the COMPANY Releasees, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by the COMPANY Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by the COMPANY Releasees under the indemnity, and that this indemnity shall be payable as incurred and on demand.

d.    Denial of Liability and Obligation. This Agreement is not intended to and shall not constitute any admission or concession of any kind by COMPANY or any other person as to the existence of any liability or obligation to COACKLEY under any Claim. The COMPANY Releasees specifically deny the existence of any such liability or obligation to COACKLEY.

5.    Full Defense. It is specifically understood and agreed that this Agreement may be pleaded as a full and complete defense to and may be used as the basis for an injunction against any action, arbitration, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement.

6.    Assumption of Risk as to Facts. The Parties both understand that if the facts with respect to which they are executing this Agreement are later found to be other than or different from the facts both or either of them now believe to be true, they expressly accept and assume the risk of such possible difference in fact and agree that this Agreement shall remain effective despite any difference of fact.

7.    Proprietary Information Obligations. COACKLEY acknowledges that (whether or not he signs this Agreement) he is a party to and bound by the terms and conditions of that certain Proprietary Information and Inventions Agreement between COMPANY and him dated May 21, 1999 (the “Proprietary Information Agreement”).

8.    Trade Secrets and Confidential Information/Non-Competition.

8.1    Valuable Confidential Information. COACKLEY acknowledges that COMPANY has invested substantial time, money and resources in the development and retention of its inventions, confidential information (including marketing and sales strategies, research and development plans, and other kinds of trade secrets), customers, accounts and business partners, and further acknowledges that during the course of his employment with COMPANY, COACKLEY had access to COMPANY’s inventions and confidential information (including marketing and sales strategies, research and development plans, and other kinds of trade secrets), and was introduced to existing and prospective customers, accounts and business partners of COMPANY. COACKLEY acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer, account or business partner belongs exclusively to COMPANY, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between COACKLEY and any existing or prospective customers, accounts or business partners.

8.2    No Competition During Severance Period. Until the Severance End Date, COACKLEY agrees that he will not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by, provide services to, or have any business connection with, any other person, corporation, firm, partnership or other entity whatsoever which competes directly or indirectly with COMPANY throughout the world, in the business now conducted by COMPANY. However, notwithstanding anything above to the contrary, COACKLEY may own, as a passive investor, securities of any publicly traded competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

8.3    Non-Solicitation. Until October 1, 2002, COACKLEY agrees not to interfere with the business of COMPANY by soliciting, inducing, or otherwise causing (i) any employee or consultant of COMPANY to terminate his or her employment or engagement with COMPANY, or to reduce his or her time commitment or scope of services provided to COMPANY, or (ii) any customer of COMPANY to purchase products or services which compete with the products or services today offered by COMPANY. The foregoing restrictions shall apply to COACKLEY regardless of whether he is acting directly or indirectly, alone or in concert with others. COACKLEY understands and agrees that he cannot and will not do indirectly that which he cannot do directly.

8.4    Remedies and Beneficiaries. COACKLEY understands that his duties under the Proprietary Information Agreement survive the termination of his employment with COMPANY and continue to remain in effect, and will survive the expiration or termination of this AGREEMENT. COACKLEY acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information Agreement or Section 8 of this Agreement would be inadequate, and he therefore agrees that COMPANY shall be entitled to injunctive relief in case of any such breach or threatened breach. COACKLEY further agrees that the corporate affiliates of COMPANY are included within the term “COMPANY” for purposes of Sections 7 and 8.

9.    Reasonable Cooperation. COACKLEY agrees:

a.    To immediately relinquish COMPANY credit cards and keys and any other COMPANY property and otherwise comply with COMPANY’s practices and procedures for terminated employees. Without limitation, he shall not retain copies of any COMPANY documents or files.

b.    Until July 1, 2002, to notify the Chairman of the Board of COMPANY promptly, in writing, upon his acceptance of regular full-time employment or equivalent service with another firm.

c.    To respond to reasonable requests from COMPANY for information, and, upon COMPANY’s request, to provide testimony and other assistance in any litigation or other proceeding in which he is not a party adverse to COMPANY.

10.    No Outside Representations. No representation, warranty, condition, promise, understanding or agreement of any kind with respect to the subject matter hereof has been made by any Party, nor shall any such be relied upon by any Party, except those contained herein. There were no inducements to enter into this Agreement, except for what is expressly set forth in this Agreement.

11.    Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties and the Parties’ respective spouse, agents, relatives, employees, officers, directors, shareholders, parents, subsidiaries, related entities, affiliates, attorneys, partners, legal representatives, heirs, executors, administrators, successors and assigns.

12.    Entire Agreement. This Agreement represents and contains the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement (which is deemed to include, without limitation, COACKLEY’s employment with COMPANY, all rights and benefits in connection therewith and all stock options, all written or oral contracts relating thereto, and all matters relating to the cessation or termination of such employment), and supersedes any and all prior or contemporaneous oral and written negotiations, agreements and understandings. (The Parties hereby confirm that this Agreement does not in any way supersede the Proprietary Information Agreement, nor does it supersede the agreements (as amended herein) regarding the Options or any written indemnification agreement between COMPANY and COACKLEY or the indemnification provisions of COMPANY’s certificate of incorporation, bylaws or other similar corporate documents or any indemnification otherwise provided by law, nor does it supersede any written agreement by COACKLEY to comply with COMPANY policies.) This Agreement may not be amended or modified or waived except by an agreement signed by both Parties. The Parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the Parties.

13.    Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the Parties’ expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

14.    California Law; Arbitration. This Agreement is made pursuant to, and shall be governed by, the internal laws of the State of California. The Parties agree that, except as set forth in the following sentence, if any dispute arises concerning applicability, interpretation and/or enforcement of the terms of this Agreement, said dispute shall be resolved by binding arbitration conducted before a single arbitrator in San Jose, California in accordance with the

American Arbitration Association’s National Rules for the Resolution of Employment Disputes, effective June 1, 1997 and in accordance with the guidelines delineated by the California Supreme Court in Armendariz v. Foundation Health Psychcare Services, Inc. (2000). Notwithstanding this agreement to arbitrate, neither party shall be precluded from seeking injunctive relief in a judicial forum.

15.    Tax Consequences. COMPANY shall have no obligation to COACKLEY with respect to any tax obligations incurred as the result of or attributable to this Agreement or arising from any payments made or to be made hereunder. Any payments made pursuant to this Agreement shall be subject to such withholding and reports as may be required by any then-applicable laws or regulations of any state or federal taxing authority.

16.    Waiver. No waiver of any provision of this Agreement shall be binding unless and until set forth expressly in writing and signed by the waiving Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision. No failure or delay by a Party in exercising any right, power, or privilege hereunder or other conduct by a Party shall operate as a waiver thereof, in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power, or privilege. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

17.    Drafting Party. The provisions of this Agreement have been prepared, examined, negotiated and revised by each Party hereto. No implication shall be drawn and no provision shall be construed against any Party by virtue of the purported identity of the drafter of this Agreement, or any portion thereof.

18.    Representation by Counsel. The Parties acknowledge that they have the right to have been represented by counsel of their own choosing. COACKLEY acknowledges that Brobeck, Phleger & Harrison LLP, COMPANY’s lawyers, has represented COMPANY only and has not represented or advised him in connection with this Agreement, and that also neither Einar Rod nor any other lawyer for Axel Johnson Inc. has represented or advised him in connection with this Agreement.

19.    No Coercion. COACKLEY acknowledges that COACKLEY received a form of this Agreement on June 28, 2001, and was given forty-six (46) days thereafter in which to consider this Agreement (including COACKLEY’s waivers made in this Agreement). COACKLEY acknowledges that COMPANY committed to him that if COACKLEY decided to sign it in less than 46 days, COACKLEY would do so voluntarily and of his own free will. COACKLEY also acknowledges that COMPANY made clear that its June 28, 2001 offer to enter into this Agreement would not be withdrawn or altered even if COACKLEY took the full 46 days, and that he would receive no different terms if he signed before the full 46 days or if he took the full 46 days. COACKLEY acknowledges that COACKLEY has read and understands this Agreement, and that COACKLEY has been encouraged to and has consulted an attorney and obtained independent legal advice regarding this Agreement. The Parties further acknowledge that after June 28, 2001 they have, through their respective legal counsel, negotiated certain provisions of this Agreement so as to bring the text of this Agreement to its current state. COACKLEY further acknowledges that the waivers COACKLEY is making in this Agreement are knowing, conscious and voluntary and are made with full appreciation that COACKLEY is forever foreclosed from pursuing any of the rights so waived.

20.    Temporary Right to Revoke. COACKLEY understands that for a period of seven (7) days after signing this Agreement COACKLEY has the right to revoke it and that this Agreement shall not become effective or enforceable until after those seven (7) days.

IN WITNESS WHEREOF, the Parties have executed and delivered this General Release and Settlement Agreement as of July 1, 2001.

By:	/s/ ROBERT COACKLEY	Date July 22, 2001
Robert Coackley

LARSCOM INCORPORATED

By:	/s/ DONALD W. MORGAN
Chief Financial Officer

5